Exhibit 99.1

NEWS RELEASE

For More Information Contact:	For Release - August 3, 2006
Graham Painter, Executive Vice President, Corporate Communications (713) 507-2770

STERLING BANCSHARES ELECTS DR. BERNARD A. HARRIS, JR.

TO ITS BOARD OF DIRECTORS

HOUSTON, TX, August 3, 2006 - Sterling Bancshares, Inc., announced today that physician and former Astronaut Dr. Bernard A. Harris, Jr., has been elected to its board of directors. Dr. Harris is president and CEO of Vesalius Ventures, a Houston-based seed-stage investment venture capital accelerator specializing in telemedicine, medical informatics and technology. Dr. Harris worked at NASA for 10 years and is a veteran astronaut who has logged more than 438 hours and traveled over 7.2 million miles in space.

“Dr. Harris brings a unique business perspective to our board,” said Sterling Bancshares Chairman, President, and CEO J. Downey Bridgwater. “We’re honored that he’ll be joining us.”

Dr. Harris holds a bachelor’s degree in science from the University of Houston, a master’s degree in biomedical science from the University of Texas Medical Branch at Galveston, an MBA from the University of Houston Clear Lake, and a doctorate from the Texas Tech University School of Medicine. He completed a residency in internal medicine at the Mayo Clinic, earned a National Research Council Fellowship in Endocrinology at the NASA Ames Research Center, and trained as a flight surgeon at the Aerospace School of Medicine at Brooks Air Force Base in San Antonio.

After leaving NASA, Dr. Harris served as Chief Scientist and Vice President of SPACEHAB, Inc., where he was also involved in business development and marketing of the company’s space-based products and services. He later served as vice president for Space Media, Inc., establishing an international space education program. He is the recipient of numerous awards, including honorary doctorates from Stony Brook University (SUNY) and Morehouse School of Medicine, and the NASA Space Flight Medal and Award of Merit and is a fellow of the American College of Physicians. Dr. Harris is also the founder and president of the Harris Foundation, which supports math and science education and crime prevention programs for America’s youth.

Sterling Bancshares, Inc. is a Houston-based bank holding company with total assets of $3.8 billion which operates 40 banking centers in the greater metro areas of Houston, San Antonio, and Dallas, Texas. These cities are the 4th, 7th and 9th -largest in the United States. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “SBIB”.

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